EXHIBIT 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of the 18th day of February, 2008, by and between ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Corporation”), and Dr. Manish Singh (hereinafter called “Executive”).

W I T N E S S E T H:

WHEREAS, the Corporation desires to employ Executive under the terms of this Agreement, and Executive is willing to accept such employment on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Employment by Corporation. The Corporation hereby agrees to employ Executive to perform the duties on behalf of the Corporation as the Corporation’s full-time President and Chief Executive Officer of the Corporation. As President and Chief Executive Officer, Executive will report to the Corporation’s Chairman of the Board, and shall have such duties consistent with that of a President and Chief Executive Officer that may from time to time be designated or assigned to Executive pursuant to the directives of the Corporation’s Board of Directors (the “Board”), including without limitation the overseeing and implementation of the Corporation’s business plan as adopted by the Board. Executive will perform his duties under this Agreement at the Corporation’s corporate headquarters in the metropolitan Los Angeles area, with such office currently contemplated to be in the Woodland Hills, California area, or at such other location as shall be mutually agreed upon by the Corporation and Executive; and he will do such traveling as may be required of him in the performance of his duties as the President and Chief Executive Officer. The Corporation will use its commercially reasonable efforts to have Executive serve as a member of the Board during the term of this Agreement.

2. Executive’s Acceptance of Employment. Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder: he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation, and he will perform the duties assigned to him pursuant to Paragraph 1 hereof, subject, at all times, to the direction and control of the Board.

Executive shall at all times be subject to, observe and carry out such reasonable rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish. During the period of his employment by the Corporation, Executive agrees to be bound by the Corporation’s Code of Ethics and any amendments adopted thereto, copies of which Executive hereby acknowledges he has received and read, and Executive agrees that he shall not, without the prior written approval of the Chairman of the Board, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Corporation, other than as explicitly set forth herein.

3. Term. Executive shall be employed for a term of one year commencing on February 18, 2008 (the “Commencement Date”), and ending on February 17, 2009 unless his employment is terminated prior thereto pursuant to the provisions hereof. The term of this Agreement may be extended for an additional year, if both the Corporation and the Executive deliver a written extension notice to each other no later than the 60th calendar day prior to the expiration of the term of this Agreement. This Agreement shall automatically expire on February 17, 2009 and shall not be extended or renewed except in a writing signed by an authorized officer of the Corporation following approval by the Board. Executive hereby acknowledges and agrees that, except in the case of the Corporation and Executive agreeing in writing to extend the term of the Agreement beyond the expiration date of this Agreement, his employment by the Corporation, if any, beyond the expiration date of this Agreement shall be terminable by either party at will and shall not, under any circumstances, be deemed to expressly or impliedly renew the terms of this Agreement.

4. Compensation/Benefits.

4.1 The Corporation will pay to Executive as compensation for his services hereunder an initial base salary of $200,000 per annum, payable in equal monthly installments on the last business day of each month. In addition, the Board of Directors of the Corporation shall annually review Executive’s performance and base salary to determine whether an increase in the amount thereof is warranted.

4.2 The Corporation also shall pay Executive lump sum cash milestone bonuses of (i) $100,000 if during the term of this Agreement the Corporation completes one or more financings that generate aggregate net proceeds to the Corporation (after commissions) of at least $5,000,000 and (ii) an additional $100,000 if during the term of this Agreement completes one or more financings that generate aggregate net proceeds to the Corporation (after commissions) of at least $10,000,000. Any financing shall be undertaken and the terms of such financing shall be at the discretion of the Board. The bonuses, if any, shall be paid to Executive immediately following the Corporation’s receipt of the financing proceeds.

4.3 The Corporation shall grant the Executive on February 18, 2008 under the Corporation’s 2006 Equity Incentive Plan (the “Plan”) a nonqualified stock option to purchase 600,000 shares of the Corporation’s common stock having an exercise price per share equal to $1.00 and having a term of seven years from the date of grant. This option is subject to cancellation in the event of, and may not be exercised as to any of the shares covered by the option unless and until, the Corporation’s shareholders approve an increase in the authorized number of shares covered by the Plan to at least 1,850,000 shares. The option shall vest in twelve equal monthly installments over the twelve month period from and immediately following the Commencement Date.

The option will be exercisable within the seven year term of the option during the period that Executive provides services to the Corporation and for 24 months after termination for any reason except termination for cause by the Corporation, provided that such exercise is effected within the seven-year term of the option. In the event of a Corporate Transaction (as such term is defined in the Plan), vesting of the option (and any other options granted to Executive) shall be governed by the provisions contained in the Corporation’s standard stock option agreement under the Plan for the Corporation’s officers and directors. The option will have such other terms and conditions as are included in the Corporation’s standard stock option agreement under the Plan. If the term of this Agreement is extended beyond February 17, 2009, or if Executive’s employment hereunder continues at-will beyond February 17, 2009, the Board of Directors of the Corporation shall review the aggregate number of stock options granted to the Executive promptly following such date (and thereafter not less frequently than annually) in order to determine whether an increase in the number thereof is warranted. Any such option shall have substantially the same terms and conditions as the initial option contemplated hereunder. Within thirty (30) days following the grant of any stock option to Executive, the Corporation shall file with the U.S. Securities and Exchange Commission a registration statement on Form S-8 covering the shares of the Corporation’s common stock issuable pursuant to any options issued to Executive and then-outstanding, to the extent the shares so issuable are not covered by an existing Form S-8 registration statement.

5. Business Expenses. The Corporation will promptly reimburse Executive for all business expenses incurred by Executive in connection with the business of the Corporation in accordance with the Corporation’s policy regarding the nature and amount of expenses and the maintenance and submission of receipts and records necessary for the Corporation to document them as proper business expenses.

6. Vacation. In addition to holidays observed by the Corporation, Executive shall be entitled to paid vacation of three (3) weeks per year or such greater amount of vacation as is approved by the Chairman of the Board. Any such vacations are to be taken at times mutually agreeable to Executive and the Chairman of the Board. Executive shall not be entitled to accrue more than six (6) weeks of accrued vacation time at any given time. In the event that Executive has accrued the maximum of six (6) weeks accrued and unused vacation time, Executive shall cease accruing further vacation time until such time as Executive’s accrued and unused vacation time is less than such maximum amount.

7. Benefits. Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Corporation shall make available to its executive officers from time to time.

8. Termination.

8.1 In addition to all other rights and remedies which the parties may have under applicable law, the Corporation may terminate this Agreement and the services of Executive, effective upon the occurrence of any of the following events, any of which shall constitute a termination for “cause” under this Agreement: (i) a failure by Executive to perform any of his material obligations under this Agreement; (ii) the death of Executive or his disability resulting in his inability to perform his reasonable duties assigned hereunder for a period of three consecutive months; (iii) Executive’s theft, dishonesty, or falsification of any Corporation documents or records; (iv) Executive’s improper use or disclosure of the Corporation’s confidential or proprietary information; or (v) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Executive’s ability to perform his or her duties hereunder or which in the Board’s judgment may materially damage the business or reputation of the Corporation; provided, however, that prior to termination for cause arising under clause (i), Executive shall have a period of ten (10) days after written notice from Corporation to cure the event or grounds constituting such cause. Any notice of termination provided by Corporation to Executive under this Section 8 shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Executive to take steps to cure the same if such default is a failure by Executive to perform any of his material obligations under this Agreement. In the event Corporation terminates Executive for cause, (i) Executive shall be entitled as of the termination date to no further base salary other than such portion of Executive’s base salary as shall have accrued but remain unpaid as of the termination date, which shall be due immediately upon termination, (ii) Executive shall be entitled to receive payment of any earned but unpaid bonus, as well as any expense reimbursement amounts owed by the Corporation to the Executive through the date of termination and (iii) any then unexercised but outstanding stock options granted to Executive shall be cancelled. The Corporation shall have no further obligations to Executive under this Agreement.

8.2 The Corporation may terminate Executive without cause upon sixty (60) days written notice delivered to Executive. In the event the Corporation terminates Executive’s employment without cause (including a failure by the Corporation upon the expiration of the original term of this Agreement to extend the term of Executive’s employment for an additional one year beginning February 18, 2009) all of the following will apply: (i) immediately upon termination, the Corporation will pay to Executive any base salary as shall have accrued but remain unpaid as of the termination date, any earned but unpaid bonus and any expense reimbursement amounts owed by the Corporation to the Executive through the date of termination; (ii) immediately upon termination, the Corporation will pay to Executive severance compensation in a lump sum cash payment equal to Executive’s then effective base salary for a period of six (6) months; (iii) any stock options granted to Executive, to the extent vested, will be retained by the Executive and will be exercisable as detailed in Section 4.3 above, the Plan and related stock option agreement (which shall reflect the terms set forth in Section 4.3 above); and (iv) the vesting of an additional number of shares subject to all options granted to Executive equal to fifty percent (50%) of all such shares subject to such options that have not already vested shall immediately accelerate and become fully vested and exercisable by Executive and will continue to be exercisable as provided in Section 4.3, the Plan and related stock option agreement (which shall reflect the terms set forth in Section 4.3 above).

8.3 Executive may terminate Executive’s employment at will (without “Good Reason” as defined below) by giving sixty (60) days’ prior written notice to Corporation. Executive shall be entitled to (i) all base salary up to and through the 60-day period after Executive’s notice of termination is given to Corporation, any earned but unpaid bonus and any expense reimbursement amounts owed by the Corporation to the Executive through the date of termination and (ii) any stock options, to the extent vested, may be retained by Executive and will be exercisable as detailed in Section 4.3 above, the Plan and applicable stock option agreement (which shall reflect the terms set forth in Section 4.3 above). Executive has the right to terminate Executive’s employment for “Good Reason” due to, and within a reasonable period of time following, the occurrence of any of the following: (i) Corporation’s requirement that Executive’s principal place of work relocate more than fifty (50) miles from its location as of the Effective Date without the written consent of Executive to such relocation, (ii) a material adverse change in Executive’s duties and responsibilities; (iii) any failure by Corporation to pay, or any material reduction by Corporation of, the base salary or any failure by Corporation to pay any incentive compensation to which Executive may be entitled pursuant to Section 4; (iv) Corporation creates a work environment designed to constructively terminate Executive or to unlawfully harass or retaliate against Executive or (v) the Corporation fails to obtain shareholder approval of an increase in the size of the Plan and cancels the stock option as described in Section 4.3 In the event that Executive terminates his employment for Good Reason all of the following will apply: (A) within five days after the termination date, Corporation will pay to Executive any base salary as shall have accrued but remain unpaid as of the termination date, any earned but unpaid bonus and any expense reimbursement amounts owed by the Corporation to the Executive through the date of termination; (B) within 5 days after the termination date, Corporation will pay to Executive severance compensation in a lump sum cash payment equal to Executive’s base salary then in effect equal to six (6) months; (C) any stock options granted to Executive, to the extent vested, will be retained by the Executive and will be exercisable as detailed in Section 4.3 above, the Plan and related stock option agreement (which shall reflect the terms set forth in Section 4.3 above); and (D) the vesting of an additional number of shares subject to all options granted to Executive equal to fifty percent (50%) of all such shares subject to such options that have not already vested shall immediately accelerate and become fully vested and exercisable by Executive and will continue to be exercisable as provided in Section 4.3, the Plan and related stock option agreement (which shall reflect the terms set forth in Section 4.3 above).

9. Indemnity. Executive warrants and represents that he has full power and authority to enter into and perform this Agreement and that his performance of this Agreement will not violate the provisions of any other agreement to which he is a party. The Corporation agrees to indemnify and hold Executive harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of his services hereunder, other than those arising from or attributable to or resulting from his gross negligence or willful misconduct. The Corporation will name Executive as an officer on any policy of directors and officers liability insurance it secures throughout the term of this Agreement.

10. Non-Competition. In consideration of the Corporation’s entering into this Agreement:

10.1 Executive agrees that during the term of this Agreement he will not directly or indirectly own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in any business in which the Corporation is currently engaged or is engaged at the termination of this Agreement. Nothing herein contained shall be deemed to prohibit (i) Executive from maintaining any investments in, and the holding of any securities of, any company to the extent such investments were made or such securities held by Executive prior to the Commencement Date or (ii) investing his funds in securities of a company if the securities of such company are listed for trading on a national securities exchange or traded in the over the counter market and Executive’s holdings therein represent less than five percent (5%) of the total number of shares or principal amount of other securities of such company outstanding. Notwithstanding the foregoing, Executive shall be permitted to continue to serve, for a period of up to sixty (60) days after the Commencement Date, as a consultant and/or member of the board of directors of any other company to the extent Executive was serving as a consultant and/or member of such board of directors, as applicable, as of immediately prior to the Commencement Date.

10.2 Executive agrees that Executive will not, during the term hereof or prior to the expiration of one year following the termination of the Executive’s employment for any reason, without the written consent of the Corporation, directly or indirectly, by action alone or in concert with others, solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity solicit for employment or engagement, any person or entity employed or engaged by the Corporation.

11. Confidentiality Agreement.

11.1 As used herein, the term “Confidential Information” shall mean the any and all information of the Corporation, including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to (i) the Corporation’s finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Corporation and its operations; (ii) the terms and conditions (including prices) of sales and offers of sales of the Corporation’s products and services; (iii) the terms, conditions and current status of the Corporation’s agreements and relationship with any customer or supplier; (iv) the customer and supplier lists and the identities and business preferences of the Corporation’s actual and prospective customers and suppliers or any employee or agent thereof with whom the Corporation communicates; (v) the trade secrets, manufacturing and operating techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, tools, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Corporation; (vi) any communications between the Corporation, its officers, directors, shareholders, or employees, and any attorney retained by the Corporation for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of the Corporation; (vii) any other non-public information and knowledge with respect to the Corporation’s products, whether developed or in any stage of development by the Corporation; (viii) the abilities and specialized training or experience of others who as employees or consultants of the Corporation during the Executive’s employment have engaged in the design or development of any such products; and (ix) any other matter or thing, whether or not recorded on any medium, (a) by which the Corporation derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Corporation an opportunity to obtain an advantage over its competitors who do not know or use the same.

11.2 Executive acknowledges and agrees that the Corporation is engaged in a highly competitive business and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information. The Corporation has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers. If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Corporation, the Corporation would suffer irreparable harm, loss and damage.

Accordingly, Executive acknowledges and agrees that, unless the Confidential Information was (a) in the public domain or becomes publicly known through legitimate origins not involving an act or omission by Executive, (b) was in Executive’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to Executive; (c) was developed by Executive prior to the date of this Agreement or after the expiration of the term of this Agreement independently of and without reference to any Confidential Information; (c) was known to Executive at the time of disclosure; or (v) was approved for release by written authorization of the Corporation, then:

(i) the Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;

(ii) Executive shall use his best efforts and the utmost diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation or other entity; and

(iii) unless the Corporation gives Executive prior express written permission, during his employment and thereafter, Executive shall not use for his own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Executive may obtain, learn about, develop or be entrusted with as a result of Executive’s employment by the Corporation.

11.3 Executive also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Executive has committed to memory, is supplied or made available by the Corporation to the Executive solely to assist him in performing his services under this Agreement. Executive further agrees that after his employment with the Corporation is terminated for any reason:

(i) Executive shall not remove from the property of the Corporation and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries or other record of any type of Confidential Information; and

(ii) Executive shall immediately return to the Corporation any and all other property of the Corporation in his possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards and marketing literature.

12. Invention Disclosure. Executive agrees to disclose to the Corporation promptly and fully all ideas, inventions, discoveries, developments or improvements (“Inventions”) that may be made, conceived, created or developed by him (whether such Inventions are developed solely by him or jointly with others) during his employment by the Corporation which either (i) in any way is connected with or related to the actual or contemplated business, work, research or undertakings of the Corporation or (ii) results from or is suggested by any task, project or work that he may do for, in connection with, or on behalf of the Corporation. Notwithstanding the foregoing, this Section 11 shall not apply to any Inventions that meet all of the following requirements: (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Invention to the Corporation’s business or actual or demonstrably anticipated research, development or business; and (b) were developed entirely on Executive’s own time; and (c) were developed without use of any of the Corporation’s equipment, supplies, facilities or trade secret information; and (d) did not result from any work Executive performed for the Corporation. Executive agrees that such Inventions shall become the sole and exclusive property of the Corporation and Executive hereby assigns to the Corporation all of his rights to any such Inventions. With respect to Inventions, Executive shall during the period of his employment hereunder and at any time and from time to time hereafter (a) execute all documents requested by the Corporation for vesting in the Corporation the entire right, title and interest in and to the same, (b) execute all documents requested by the Corporation for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (c) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation’s right therein and thereto. If any such assistance is required following the termination of Executive’s employment with the Corporation, the Corporation shall reimburse Executive for his lost wages or salary and the reasonable expenses incurred by him in rendering such assistance.

13. Remedies. Executive acknowledges and agrees that the business of the Corporation is highly competitive and that the provisions of Paragraphs 10, 11 and 12 are reasonable and necessary for the protection of the Corporation and that any violation of such covenants would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award. Accordingly, the Executive agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond.

14. Attorneys’ Fees and Costs. In any action between the parties based on this Agreement, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees and out-of-pocket costs incurred by it/him in the action.

15. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and no amendment or modification hereof shall be valid or binding unless made in writing and signed by both parties hereto.

16. Notices. Any notice, required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

if to the Corporation at:

ImmunoCellular Therapeutics, Ltd.

1999 Avenue of the Stars

Los Angeles, CA, 11th Floor

Los Angeles, CA 90067

with a copy to:

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, California 90067

Attention: Sanford J. Hillsberg

and, if to Executive:

Dr. Manish Singh

23526 Dolorosa Street

Woodland Hills, California 91367

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given as provided herein. The date of the giving of any notice hereunder shall be the date delivered or if sent by mail, shall be the date of the posting of the mail.

17. Non Assignability. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive. This Agreement shall be binding upon Executive and inure to the benefit of his heirs, executors and administrators and be binding upon the Corporation and inure to the benefit of its successors and assigns.

18. Choice of Law And Forum. This Agreement shall be governed, interpreted and construed under the laws of the State of California without regard to its conflict of law principles. In the event of any dispute under this Agreement, such dispute shall be resolved by binding arbitration with JAMS/ENDISPUTE in Los Angeles, California. The arbitrator shall be a retired judge with at least five years of experience on the bench. This provision shall not be interpreted so as to require arbitration of claims that the state and/or Federal courts of California have ruled may not be the subjects of compelled arbitration in employment matters, nor shall it be interpreted so as to restrict any remedy, right of appeal or discovery device available to either party in a manner that violates the rulings of the state and/or Federal courts of California with respect to employment-related arbitration. This provision shall not be interpreted so as to preclude the making of reports to governmental offices, or to preclude either party from seeking injunctive or provisional relief in a court of appropriate jurisdiction under such circumstances as may merit such relief.

19. Waiver. No course of dealing nor any delay on the part of any party in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

20. Severability. If any provision of this Agreement, including any paragraph, sentence, clause or part thereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions of such paragraph, sentence, clause or part thereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

21. Section 409A. If Executive becomes eligible for payments under this Agreement on account of his “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and Executive is a “specified employee” within the meaning of Section 409A of the Code, as determined by Corporation, any portion of the payments that either do not qualify under the “short-term deferral rule” or exceed two times the lesser of (A) Executive’s “annualized compensation” for the calendar year preceding Executive’s separation from service (in each case, as those terms are defined under Section 409A of the Code), or (B) the maximum amount that may be taken into account under Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurs, and which are not otherwise exempt from Section 409A of the Code, shall be accrued, without interest, and its payment delayed until the first day of the seventh month following Executive’s separation from service, or if earlier, Executive’s death, at which point the accrued amount will be paid in a single, lump sum cash payment. Furthermore, Corporation shall not be required to make, and Executive shall not be required to receive, any severance or other payment or benefit under this Agreement at such time as the making of such payment or the provision of such benefit or the receipt thereof shall result in a tax to Executive arising under Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Corporation of any particular tax effect to Executive under this Agreement. The parties agree that for purposes of Section 409A of the Code, the severance amounts payable under this Agreement shall be treated as a right to a series of separate payments. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A of the Code. The Corporation and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A of the Code.

22. Survival at Termination. The termination of Executive’s employment hereunder shall not affect his obligations to the Corporation hereunder which by the nature thereof are intended to survive any such termination including, without limitation, Executive’s obligations under Paragraphs 10, 11, 12 and 21.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above set forth.

IMMUNOCELLULAR THERAPEUTICS, LTD.		EXECUTIVE:

By:	/s/ C. Kirk Peacock	/s/ Manish Singh
	C. Kirk Peacock	Dr. Manish Singh
Its:	President